PRICING SUPPLEMENT NO. 5 Dated December 12, 2003 to Prospectus Supplement dated May 21, 2003	Filed Under Rule 424(b)(3) Registration File No. 333-59601-99 and 33-57658

CONSTELLATION ENERGY GROUP, INC
Common Stock
Continuous Offering Program

        This Pricing Supplement describes our issuance of shares of stock through Citigroup Global Markets Inc., as agent.

Reporting Period:	December 8—December 12, 2003
Total Number of Shares:	171,000
Gross Proceeds:	$6,399,370.50
Agent Commission:	$8,550.00
Other Charges:	$299.69
Net Proceeds to Company:	$6,390,520.81
Shares Registered	3,731,000
Shares Remaining to be Issued after above issuances	737,200